Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Scott C. Beasley,
Chief Financial Officer
Construction, Energy, Marine and Components Group
July 26, 2018
Thank you Antonio, and good morning everyone.
Today, I will provide commentary on Trinity’s Construction Products, Energy Equipment, and Inland Barge groups. I will cover our second quarter results and provide updates to our guidance. As a reminder, Arcosa’s expected reporting segments for these businesses do not align exactly with Trinity’s reporting segments today, and certain businesses that I will discuss, including highway products, will remain with Trinity after the spin. For more details on Arcosa’s anticipated reporting segments, please refer to the Form 10 filing on Trinity’s Investor Relations website.
Starting with the Construction Products Group, second quarter revenues increased 19 percent year-over year, driven by higher revenues in our construction aggregates, trench shoring, and highway products businesses. Operating profit increased 41 percent year-over-year. Excluding a $1.7 million dollar insurance recovery, operating profit increased 34% year-over-year, driven by higher profits in our trench shoring business and lower legal expenses in our highway products business.
In construction aggregates, overall market conditions and demand drivers remain favorable, and we continue to seek opportunities to grow this business. As we have mentioned on previous calls, we are experiencing pricing pressure from increased supply in the Dallas-Fort Worth market, but long-term fundamentals in the market remain strong.
The trench shoring acquisition that we made in the 3rd quarter of 2017 continued to contribute to the positive year-over-year performance of this Group. The management team in Michigan has done an excellent job integrating the business, and we are excited about the financial performance and the strategic fit of the combined trench shoring businesses.
Overall, long term demand fundamentals across our Construction Products Group remain strong. We believe that our platform of businesses is well-positioned to benefit from economic growth in our key markets and long-term infrastructure spending.
Turning to guidance, we adjusted our revenue guidance up modestly to $550 million dollars and increased our projected operating margin from 13.0 percent to 14.5 percent. This increase in margin is primarily due to higher operating profit expectations in our highway products business.
Moving to Energy Equipment, the Group reported lower revenues and operating profit in the second quarter compared to last year.
A primary factor driving the year-over-year revenue decline was lower wind tower volume planned as part of a long-term customer contract. Second quarter revenue and operating profit in wind towers was roughly flat versus the 1st quarter, and we expect a relatively stable production schedule for the remaining quarters of 2018. As we have indicated on many of our previous calls, the scheduled phase out of the production tax credit for wind power continues to create a challenging pricing dynamic in the wind tower market.
Additionally, we had weaker-than-expected performance in our utility structures product line in the second quarter. The quarter’s results were negatively impacted by lower pricing and lower production efficiencies related to an order for a new type of product that we began producing during the quarter. We have delivered most of the product for this order and plan to be back to normal operating levels by the middle of the 3rd quarter. This performance issue was partially offset by a $3.9 million dollar insurance recovery that settled during the quarter.
On a more positive note, bidding activity continues to improve, and we remain optimistic about long term fundamentals in the utility structures market. The country’s need to replace aging infrastructure, to improve the reliability of the grid, and to connect renewables and other new sources of generation, continue to support our positive long-term view of this business.
Turning to guidance, we are maintaining our revenue guidance of $875 million dollars for the Energy Equipment Group. We are reducing our expected operating margin to 7.5 percent, compared to previous guidance of 8.5 percent, largely due to lower profit expectations in our other energy equipment product lines, which include storage tank, cryogenic equipment, and oil and gas processing products.
Turning to the Inland Barge Group, our performance showed improvement year-over-year with higher revenues and operating profit. Market conditions remain weak, however, and our results are still well below this group’s historical performance levels and our expectations for returns on invested capital.
We reported on our last call that second quarter inquiry levels had been encouraging, and we are pleased to report that we received orders totaling $117 million dollars during the quarter. The orders in the quarter were primarily for liquid barges, covering a variety of commodity types. Our quarter-end backlog totaled $198 million dollars.
We are frequently asked about whether we have seen the bottom of the new inland barge manufacturing cycle. Conversations with our customers indicate that they are cautiously optimistic that supply and demand for barges have moved closer into balance, particularly in liquid markets, as retirements have outpaced new builds and the movement of crude and petrochemicals has improved. However, there are too many unknowns right now to say that we are in a sustained recovery. Customers continue to watch industry utilization metrics, long term contract rates, and steel prices as they make purchasing decisions.
For the full year, we are raising our revenue and operating profit guidance modestly, to $170 million dollars of revenue and a 3.0% operating margin. Orders that will be produced in the second half of the year were primarily taken in a weak pricing environment. In addition, we expect a higher level of production changeovers than we had in the second quarter, as we switch between different barge types and prepare our plants to build barges that will be delivered in 2019. If recent trends continue, 2019 should be a better year than 2018, and we look forward to sharing additional information with you as we progress through the rest of the year.
I will now turn the presentation over to Eric.